Exhibit 2.2


                      IN THE UNITED STATES BANKRUPTCY COURT
                           FOR THE DISTRICT OF ARIZONA


In re:                                  )   In Proceedings Under Chapter 11
                                        )
BAPTIST FOUNDATION OF ARIZONA, et al.,  )   Case Nos. 99-13275-ECF-GBN through
                                        )   99-13364-ECF-RTB
                  Debtors.              )
                                        )   All Cases Jointly Administered Under
                                        )   Case No. 99-13275-ECF-GBN
________________________________________)

     ORDER CONFIRMING FIRST AMENDED JOINT LIQUIDATING PLAN OF REORGANIZATION

A.   BACKGROUND AND PROCEDURAL HISTORY

     1. BAPTIST FOUNDATION OF ARIZONA ("BFA"), together with certain of its subsidiaries and affiliates (collectively with BFA, the "Debtors") as debtors and debtor-in-possession in these Chapter 11 cases filed with the Court on September 25, 2000 the "DISCLOSURE STATEMENT CONCERNING THE FIRST AMENDED LIQUIDATING PLAN OF REORGANIZATION" and "DISCLOSURE STATEMENT SUMMARY" (collectively, the "Disclosure Statement"). The Court approved the Disclosure Statement at a hearing conducted on September 20, 2000.

     2. Also on September 8, 2000, the Debtors, the Official Unsecured Creditors Committee ("UCC"), and the Official Collateralized Investors Committee ("CIC" and together with the UCC, the "Committees") jointly filed the "FIRST AMENDED JOINT LIQUIDATING PLAN OF REORGANIZATION OF THE DEBTORS UNDER CHAPTER 11 OF THE BANKRUPTCY CODE" (the "Plan") (as amended, modified, and supplemented, the "Plan"), which is incorporated into this Order by this reference. Unless otherwise defined below, capitalized terms used in this Order retain the definitions given to them in the Plan.
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     3.  Starting on November  14, 2000,  and ending on November  16, 2000,  the
Court  conducted  a  hearing  (the  "Confirmation   Hearing")  to  consider  the
confirmation  of  the  Plan  and  those   objections   ("Objections")   to  such
confirmation asserted by: (a) the James F. Cook Family Trust and James F. Cook and Carolyn Cook individually and as joined by Dean Barnicle, Betty Barnicle,
Barnicle  Limited  Partnership  I,  Jeffrey  Dean  Barnicle,   Jennifer  Rubecca
Mikkelsen, Cheryl Wood, and Sandra Elias (the "Cook & Barnicle Objection"); (b) the Marshall Group of Investor Creditors (the "Marshall Objection"); (c) Mellon U.S. Leasing (the "Mellon Objection"); (d) D. Hoover & Associates Investments, Inc., PLNTS, and L. Dwain and Beva Hoover (the "Hoover Objection"); (e) Ervin Leasing Company (the "Ervin Objection"); (f) Harold D. Friend (the "Friend
Objection");   and  (g)  Wayne  Moore  and  Charlotte  Evans  (the  "Moore\Evans
Objections").

     4. In response to the above noted Objections, the Debtors filed their "OMNIBUS RESPONSE TO OBJECTIONS TO CONFIRMATION OF THE FIRST AMENDED JOINT LIQUIDATING PLAN OF REORGANIZATION" dated November 13, 2000 (the "Response"). Subsequent to filing their Response the Debtors have entered into separate stipulated agreements with each objecting party, thereby resolving each Objection. Other than the Marshall Objections, each of these stipulated agreements have been or will be presented to the Court in written form, and approved by this Court.

     5. The Marshall Objections were resolved through stipulated order as read into the Court's record on November 15, 2000. This stipulation reads as follows:

     IT IS FURTHER ORDERED, ADJUDGED AND DECREED that, in order to resolve the Marshall Group's plan confirmation objections, and in order to ensure that creditors shall have continuing access to the Debtors' pre-petition books and records, the Letter Agreement Among Counsel, dated March 22, 2000 (the "Letter Agreement"), and the Court's prior order approving and adopting same, shall in all respects survive confirmation, and shall be and remain fully enforceable. Upon confirmation, all parties bound by the Letter Agreement shall continue to be so bound, including, inter alia, the Debtors, the Liquidating Trustee, all case counsel and special counsel to the Debtors, and all general and special counsel to the Liquidating Trustee;

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     IT IS FURTHER ORDERED, ADJUDGED AND DECREED that the United States District
Court for the District of Arizona, including the United States Bankruptcy Court for the District of Arizona as a unit thereof, retain exclusive jurisdiction to interpret and enforce the Letter Agreement, and to enter further orders to facilitate implementation of same;

     IT IS FURTHER ORDERED, ADJUDGED AND DECREED that the relief requested by Marshall Group's Motion for Order Confirming Interpretation of Letter Agreement Among Counsel, as proposed in Marshall Group's proposed order lodged therewith at page 4, lines 14 through 19, and at page 5, lines 1 through 5, shall be considered as to the Debtors, the Liquidating Trustee, and their various counsel, at the currently-scheduled 4 December 2000 hearing. All parties reserve all rights and arguments on those issues;

     IT IS FURTHER ORDERED, ADJUDGED AND DECREED that the relief requested by Marshall Group's Motion for Order Confirming Interpretation of Letter Agreement Among Counsel as against putative class counsel shall be considered as to such putative class counsel at the currently-scheduled 4 December 2000 hearing. Neither the Debtors, nor the Liquidating Trustee, nor any attorney representing the Debtors or the Liquidating Trustee, shall oppose any such relief as requested against such putative class counsel;

     IT IS FURTHER ORDERED, ADJUDGED AND DECREED that unpaid principal and accrued interest as of the Petition Date on account of Investor Claims and Investor Debt Securities are not included in Class 8 (Debt Securities Claims), which Class 8 claims are subordinated pursuant to the Plan and Bankruptcy Code
Section 510;

     IT IS FURTHER ORDERED, ADJUDGED AND DECREED that nothing set forth in the Plan or the Confirmation Order, or the confirmation and effectiveness of the Plan, shall impair or otherwise affect the rights of the holder of any Investment Debt Security or Related Investor Claim as against any other Person that is not an "Exculpated Party" (as such term is defined in the Plan);

     IT IS FURTHER ORDERED, ADJUDGED AND DECREED that any proposed order confirming the Plan shall be submitted to Mr. David Gallo to review, and that Mr. Gallo will have the right to approve such language with his approval not to be unreasonably withheld, and that upon such approval the Marshall Group shall withdraw any and all objections to confirmation of the Plan, shall not oppose confirmation of the Plan and shall not file any appeal from the order approving the disclosure statement or the Confirmation Order.

     6. Each of the foregoing objecting parties has withdrawn their Objections to the confirmation of the Plan through the before-mentioned stipulated agreements.

     7. In conjunction with the Confirmation Hearing, the Court also held a final hearing regarding the Settlement Agreement (the "Settlement Agreement") concerning the non opt-out defendant class action adversary proceeding ("Fairness Hearing"). During the course of the Fairness Hearing, the Court took

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evidence and considered arguments from all interested parties. At the conclusion of the Fairness Hearing on November 16, 2000, the Court rendered an oral ruling, which is incorporated herein by reference, approving the Settlement Agreement pursuant to Federal Rules of Bankruptcy Procedure Rule 7023 and made findings of fact and conclusions of law which are hereby incorporated by reference.

     8. In conjunction with the Confirmation Hearing, in order to address the various standards for confirmation of the Plan under Bankruptcy Code ss. 1129(a), the Debtors submitted the "AFFIDAVIT OF DEREK OLSON IN REGARDS TO THE BALLOT REPORT," dated November 13, 2000 (the "Olson Affidavit"), which, among other things, certified the truth and accuracy of the "BALLOT REPORT" attached to the Olson Affidavit setting forth an analysis of all submitted ballots to accept or reject the Plan. None of the evidence proffered in the Olson Affidavit has been contested by any party in interest, either before or at the Confirmation Hearing, and no party sought to cross-examine Mr. Olson at the Confirmation Hearing regarding the proffered evidence in the Olson Affidavit. Accordingly, the Court accepts the proffered evidence in lieu of live testimony at the Confirmation Hearing.

     9. In preparation for both the Fairness Hearing and the Confirmation Hearing, the Debtors also submitted the "DECLARATION OF MICHAEL E. STRANEVA" dated November 9, 1999, in support of the Debtors' motion for substantive consolidation as contemplated in the Plan and the "DECLARATION OF MICHAEL E. STRANEVA IN SUPPORT OF DEFENDANTS' MEMORANDUM IN SUPPORT OF FINAL APPROVAL OF SETTLEMENT" (collectively, the "Straneva Declarations") regarding the fairness of the Settlement Agreement as between the Debtors and the CIC. Each interested party had the full opportunity to cross-examine Mr. Straneva at both the Confirmation Hearing and the Fairness Hearing regarding the proffered evidence in the Straneva Declarations.

     10. In addition, in conjunction with the Confirmation Hearing, the Debtors submitted the "AFFIDAVIT OF G. GRANT LYON IN SUPPORT OF PLAN CONFIRMATION" ("Lyon Affidavit") affirming the Debtors' analysis that the impaired Classes 3, 4 and 5 will receive at least as much under the Plan as they would in the event of a Chapter 7 liquidation as required under Bankruptcy Code ss. 1129(a)(7). None of the evidence proffered in the Lyon AffidaviT has been contested by any party in interest, either before or at the Confirmation Hearing, and no party sought to cross-examine Mr. Lyon at the Confirmation Hearing regarding the proffered evidence in the Lyons Affidavit. Accordingly, the Court accepts the proffered evidence in lieu of live testimony at the Confirmation Hearing.

     11. Finally, in conjunction with the Confirmation Hearing, the Debtors submitted the "DECLARATION OF MARK A. ROBERTS IN SUPPORT OF CONFIRMATION OF FIRST AMENDED JOINT LIQUIDATING PLAN OF REORGANIZATION" ("Roberts Declaration"). As the acting chief financial officer of the Debtors, Mr. Roberts certified that the Debtors have used their best business judgment throughout the administration of these cases in managing the Debtors' assets and business operations and that the Debtors are in compliance with each element of ss. 1129(a) of the BankruptcY Code. None of the evidence proffered in the Roberts Affidavit has been contested by any party in interest, and no party sought to cross-examine Mr. Roberts at the Confirmation Hearing regarding the proffered evidence in the Roberts Affidavit. Accordingly, the Court accepts the proffered evidence in lieu of live testimony at the Confirmation Hearing.

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     12. All of the  Objections  to the Plan have been  withdrawn  through those stipulated agreements as set forth above, and no other party in interest having objected to the confirmation of the Plan, based on the Olson Affidavit, Straneva Declarations, Lyon Affidavit, Roberts Declaration, live testimony from other witnesses including Edward M. McDonough, counsel statements made in support of confirmation of the Plan at the Confirmation Hearing, and the entire record before the Court, in addition to the findings of fact and conclusions of law made on the record at the November 16, 2000 hearing, the Court now issues its findings of fact, conclusions of law, and orders confirming the Plan as follows:

B.   FINDINGS OF FACT AND CONCLUSIONS OF LAW

     1. This matter represents a core proceeding in which this Court may enter final and dispositive orders in accordance with 28 U.S.C. ss.ss. 1334 and 157(b)(2)(L).

     2. In accordance with Bankruptcy Code ss. 1126(b), the Court finds and concludes that the solicitation oF votes to accept or reject the Plan complied with all applicable nonbankruptcy law, rules and regulations governing the adequacy of disclosure in connection with such solicitation, and that such solicitation was conducted after disclosure of adequate information as defined in Bankruptcy Code ss. 1125.

     3. In accordance with Bankruptcy Code ss. 1129(a)(1), the Court finds and concludes that the Plan complieS with the applicable provisions of Title 11 of the United States Code.

     4. In accordance with Bankruptcy Code ss. 1129(a)(2), the Court finds and concludes that the Debtors and thE Committees, as joint proponents of the Plan, have complied with the applicable provisions of Title 11 of the United States Code.

     5. In accordance with Bankruptcy Code ss. 1129(a)(3), the Court finds and concludes that the Debtors and thE Committees have proposed the Plan in good faith and not by any means forbidden by law and that the Debtors and the Committees have acted, and are presently acting, in good faith in conjunction with all aspects of the Plan and these Chapter 11 Cases.

     6. In accordance with Bankruptcy Code ss. 1129(a)(4), the Court finds and concludes that all payments made oR to be made by the Debtors (as joint Plan proponents) under the Plan and as the only persons either issuing securities or acquiring property under the Plan, for services or for costs and expenses in or in connection with these Chapter 11 Cases, or in connection with the Plan and incident to these Chapter 11 Cases, have been approved by this Court or are subject to this Court's approval as reasonable.

     7. In accordance with Bankruptcy Code ss. 1129(a)(5), the Court finds and concludes that: (a) the Debtors (aS joint proponents of the Plan) have disclosed the identity and affiliations of all individuals proposed to serve, after confirmation of the Plan, as a director, officer, or voting trustee of the Liquidating Trust; (b) the appointment to, or continuance in, such offices of such individuals is consistent with the interests of creditors and equity security holders and with public policy; and (c) the Debtors (as co-proponents of the Plan) have disclosed the identity of any insider that will be employed or retained by the Liquidating Trust, and the nature of any compensation for such insider.

     8. In accordance with Bankruptcy Code ss.  1129(a)(6),  the Court finds and
concludes  that  the  Debtors'  rateS  are  not  subject  to  any   governmental
regulation.

     9. In accordance with Bankruptcy Code ss. 1129(a)(7), the Court finds and concludes that with respect tO Classes 3A, 3B, 4, 5, 7, 8, and 9 under the Plan (I.E., the impaired classes of claims and interests under the Plan), each holder of a claim or interest in such class has either accepted the Plan or will receive or retain under the Plan on account of such claim or interest property of a value, as of the Effective Date, that is not less than the amount that such holder would receive or retain if the Debtors were liquidated under Chapter 7 of the Bankruptcy Code.

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     10. In accordance with Bankruptcy Code ss. 1129(a)(8),  the Court finds and concludes that Classes 3A, 3B, 4, and 5 under the Plan (I.E., the impaired classes of claims and interests under the Plan) have all voted to accept the Plan in accordance with Bankruptcy Code ss. 1126(c) and (d). Classes 1, 2, and 6 under the Plan are unimpaireD and therefore deemed to have accepted the Plan under Bankruptcy Code ss. 1126(f). Classes 7, 8 and 9 are deemed tO have rejected the Plan. Under Bankruptcy Code ss. 1129(b)(1), the Plan does not discriminate unfairly and is faiR and equitable as to Classes 7, 8, and 9.

     11. The Court finds and concludes that the Plan's treatment of Administrative Expense Claims, Preserved Ordinary Course Administrative Claims, Priority Tax Claims, and Priority Claims (I.E., all claims of a kind specified in Bankruptcy Code ss. 507(a)) satisfies the requirements set forth in Bankruptcy Code ss. 1129(a)(9) aNd, therefore, the Plan satisfies Bankruptcy Code ss. 1129(a)(9).

     12. In accordance with Bankruptcy Code ss. 1129(a)(10), the Court finds and concludes that Classes 3A, 3B, 4, and 5 under the Plan (I.E., all impaired classes under the Plan) have voted to accept the Plan without including any acceptance of the Plan by any insider.

     13. In accordance with Bankruptcy Code ss. 1129(a)(11), the Court finds and concludes that the Plan adequatelY provides for a timely and reasonable liquidation of all the Debtors' property and the Plan's confirmation is not likely to be followed by the need for further financial reorganization.

     14. In accordance with Bankruptcy Code ss. 1129(a)(12), the Court finds and concludes that, to the extent thaT all fees payable to the United States Trustee under 28 U.S.C.ss. 1930(a)(6) have not been paid, the Plan provideS for the payment of all such fees on the Effective Date of the Plan or as they come due after such time.

     15. In accordance with Bankruptcy Code ss. 1129(a)(13), the Court finds and concludes that the Debtors are noT subject to any collective bargaining agreements. Further, Section 7.2 of the Plan adequately ensures the protections afforded retiree benefits under Section 1114 of the Bankruptcy Code.

     16. The Court finds and concludes that the principal purpose of the Plan is not the avoidance of taxes or the avoidance of the application of Section 5 of the Securities Act of 1933 and, therefore, that the Plan complies with Bankruptcy Code ss. 1129(d).

     17. The Court finds and concludes that pursuant to Bankruptcy Rule 9019 and in consideration of the distributions and other benefits provided under the Plan, the provisions of the Plan, including, without limitation, the provisions of Sections 5.3.3, 5.3.4, 5.4.3, 5.4.4 and 6.19 of the Plan, constitute a good faith compromise and settlement of all claims or controversies relating to the termination of all contractual, legal, and equitable subordination rights that a holder of a Claim or Equity Interest may have with respect to any Allowed Claim or Allowed Equity Interest, or any distribution to be made on account of an Allowed Claim or an Allowed Equity Interest.

     18. The Court finds and concludes that the assumption and rejection of those executory contracts and unexpired nonresidential real property leases as have been submitted to this Court for its approval during the administration of these cases have been done in accordance with Section 7.1 of the Plan, is a reasonable exercise of the Debtors' business judgment, is in the best interests of the Debtors and their estates, and will aid in the Debtors' reorganization efforts.

     19. The Court finds and concludes that the modifications to the Plan and the Liquidating Trust Agreement, true and correct copies of which are attached hereto as Exhibit A and Exhibit B, respectively, and incorporated herein by reference, do not alter or modify the treatment of or distribution to Creditors under the Plan.

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     20. The Court finds and concludes that all documents necessary to implement the Plan, including, without limitation, the Liquidating Trust Agreement, Amended and Restated Articles of Incorporation for Foundation Administrative Services, Inc. ("FAS"), Amended and Restated By-Laws of FAS, Inc., Articles of Organization of New Asset Subsidiary, L.L.C., Operating Agreement of New Asset Subsidiary, L.L.C., FAS Purchase Agreement (including all agreements related thereto such as the Pleasant Point, LLC's exercise of the Wirth Option to acquire the Wirth Option Land and transfer of the Pleasant Point Real Estate Assets (as defined in the Court's Order and Findings of Fact and Conclusions of Law Approving Motion for Order Authorizing the Sale of Assets Free and Clear of Liens entered December 18, 2000 (the "Pleasant Point Sale Order"))to FAS), and the Shea Acquisition Agreement are, upon execution on or after the Effective Date, valid, binding, and enforceable agreements not in conflict with any federal or state laws.

     21. The Court finds and concludes that the Debtors' planned transfer of all or substantially all of its business operating assets including, but not limited to, property, plant, and equipment, inventory, accounts receivable, and goodwill associated therewith, to the Liquidating Trust and its underlying Platform Subsidiaries in accordance with Section 12.1 of the Plan is reasonable and necessary. Subject to the provisions of the Plan, the Liquidating Trust Agreement, this Confirmation Order and the Pleasant Point Sale Order, the Assets (except for the common stock of FAS), the Litigation Claims, the Avoidance Actions and any applicable D&O Policy shall be transferred to the Liquidating Trust and the Platform Subsidiaries, as applicable, on or shortly after the Effective Date. As of the Effective Date, all such property shall be free and clear of all liens, Claims, and Equity Interests, EXCEPT AS otherwise provided in the Plan.

     22. The Court finds and concludes that the discharge provisions of the Plan as identified in Section 12.2 are reasonable and necessary. Specifically, the discharge provision provides that except as provided in the Plan or this
Confirmation Order, the rights afforded under the Plan and the treatment of Claims and Equity Interests under the Plan are in exchange for and in complete satisfaction, discharge, and release of, all Claims including any interest accrued on General Unsecured Claims and Investor Claims from the Petition Date and the termination of all Equity Interests. Except as provided in the Plan or the Confirmation Order, confirmation: (a) discharges the Debtors, the Liquidating Trust and the Platform Subsidiaries from all Claims or other debts that arose before the Confirmation Date, and all debts of the kind specified in Sections 502(g), 502(h) or 502(i) of the Bankruptcy Code, whether or not: (i) a proof of claim based on such debt is filed or deemed filed under Section 501 of the Bankruptcy Code; (ii) a Claim based on such debt is Allowed under Section 502 of the Bankruptcy Code; or (iii) the holder of a Claim based on such debt has accepted the Plan; and (b) terminates all Equity Interests and other rights of Equity Interests in the Debtors except as expressly provided in the Plan.

     23. The Court finds and concludes that the injunction provision of the Plan described in Section 12.3, as clarified in this Confirmation Order, is reasonable and necessary. Specifically, Section 12.3 of the Plan provides that except as provided in the Plan, the Confirmation Order or any written stipulated agreement with the parties identified in paragraphs 3 and 4 of Section A of this Confirmation Order, as of the Confirmation Date, all entities that have held, currently hold or may hold a Claim or other debt or liability that is discharged or an Equity Interest, or other right of an equity security holder that is terminated under the Plan are permanently enjoined from taking any of the following actions on account of any such discharged Claims, debts, liabilities, or terminated Equity Interests or rights: (a) commencing or continuing in any manner any action or other proceeding against the Debtors, the Restructuring Committee, the Liquidating Trust, and the Platform Subsidiaries; (b) enforcing, attaching, collecting or recovering in any manner any judgment, award, decree, or order against the Debtors, the Restructuring Committee, the Liquidating Trust, and the Platform Subsidiaries, or their respective property; (c) creating, perfecting, or enforcing any lien or encumbrance against the Debtors, the Liquidating Trust, the Platform Subsidiaries, or their respective property;
(d) asserting a setoff, right of subrogation or recoupment of any kind against any debt, liability, or obligation due to the Debtors, the Liquidating Trust, the Platform Subsidiaries or their respective property; and (e) commencing or continuing any action, in any manner, in any place, that does not comply with or is inconsistent with the provisions of the Plan or the Bankruptcy Code.

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     24. The Court finds and  concludes  that the Debtors,  the  Committees  and their attorneys, accountants, and advisers have acted in good faith with respect to the solicitation of votes to accept or reject the Plan and in conjunction with the offer, issuance, and sale of all securities issued or to be issued by the Liquidating Trust. Accordingly, the Court finds and concludes that the Debtors, the Committees and their attorneys, accountants, and advisers are entitled to all the protections under Bankruptcy Code ss. 1125(e).

     25.  The  Court  finds  and  concludes   that  the  Court's   retention  of
jurisdiction as set forth in Article 14 of the Plan comports with the parameters contained in 28 U.S.C. ss. 157.

     26. Notice of all proceedings regarding or related to confirmation of the Plan, including without limitation the Confirmation Hearing and Fairness Hearing, was adequate under the circumstances and complied with applicable provisions of the Bankruptcy Code and Bankruptcy Rules.

     27. All modifications made to the Plan and the Liquidating Trust Agreement after solicitation of votes on the Plan had commenced, as reflected in this Confirmation Order or as set forth in the record at the Confirmation Hearing, do not materially or adversely change the treatment of any Creditor or holder of an Equity Interest who has previously cast a Ballot to either accept or reject the Plan. Accordingly, no further disclosure of information, solicitation of votes, or voting is required.

C.   ORDER

     In light of the foregoing Findings of Fact and Conclusions of Law, IT IS ORDERED that:

     1. The Plan, as modified below by this Confirmation Order, is CONFIRMED.

     2. The Liquidating Trust Agreement is APPROVED, and Clifton R. Jessup, Jr. is hereby appointed as the Liquidating Trustee of the Liquidating Trust, with such appointment effective upon the Effective Date of the Plan. Paul D. Carlson, Stephen L. Culp, John V. Prince, Shirley C. Weast and Mark E. Winkleman are hereby appointed members of the Liquidating Trust Board, with such appointment effective upon the Effective Date of the Plan.

     3. Any and all Objections to the Plan have been WITHDRAWN, as conditioned upon each underlying stipulated agreement as previously approved by this Court.

     4. The settlement of all claims and controversies as provided for in the Plan, including the Preference Settlement Option, are hereby APPROVED.

     5. All directors and officers of the Liquidating Trust and the Platform Subsidiaries are deemed elected and appointed in accordance with this Confirmation Order as of the Effective Date. Further, pursuant to Section 12.5 of the Plan and Article 8 of the Liquidating Trust Agreement, from and after the Effective Date, the Liquidating Trust will indemnify and hold harmless (i) the Restructuring Committee, (ii) the acting General Counsel of the Debtors, (iii) the Committees, (iv) the Liquidating Trustee, (v) the Liquidating Trust Board,
(vi) all of the respective professional advisors, attorneys, consultants, or agents of the Debtors, the Non-Debtor Affiliates and the parties identified in clauses (i) through (v), and (vii) all of the members or former members, agents, employees, representatives, financial advisors, attorneys, consultants, affiliates, successors or assigns of the parties identified in clauses (i) through (vi) (the parties in clauses (i) through (vii) collectively, the
"Indemnified   Parties")  from  against  any  and  all  liabilities   (fixed  or
contingent), obligations, losses, claims, actions, suits, costs, damages, expenses (including legal fees and expenses), disbursements, amounts paid in settlement, judgments, fines of any kind and nature whatsoever (each, an "Indemnity Claim") which may at any time be made, assessed, imposed on, asserted against or otherwise incurred by any Indemnified Party in connection with, relating to, or arising out of, the Chapter 11 Cases, preparation for the Chapter 11 Cases, any settlement related to the Chapter 11 Cases, the negotiation and execution of the Plan, the negotiation and pursuit of Confirmation of the Plan, the consummation of the Plan, or the administration of the Plan, EXCEPT FOR such Indemnified Party's acts or omissions constituting willful misconduct, as finally determined by a court of competent jurisdiction. In each instance where there is an Indemnity Claim or potential Indemnity Claim for which any Indemnified Party is or may be entitled to seek indemnification, the Indemnified Party must notify the Liquidating Trustee in writing of such Indemnity Claim and shall furnish to the Liquidating Trustee copies of all notices, service of process, pleadings and other pertinent written communications from the party asserting such Indemnity Claim.

     6. The Liquidating Trust will promptly advance any legal fees and expenses incurred by an Indemnified Party and reimburse any Indemnity Claim. If an Indemnified Party's actions or omissions are found to constitute willful misconduct, as finally determined by a court of competent jurisdiction, any funds transferred by the Liquidating Trust to such Indemnified Party in connection with the related Indemnity Claim shall be promptly reimbursed. Any Indemnified Party may in its sole discretion retain its choice of legal counsel in connection with any Indemnity Claim. No former officer, director, employee, agent or insider of the Debtors or the Non-Debtor Affiliates is hereby indemnified for any of their actions or omissions prior to the Petition Date, except to the extent set forth above in Section 12.5 of the Plan.

     7. The indemnification provisions described in Paragraph 7 of the Pleasant Point Sale Order are hereby APPROVED.

     8. The Substantive Consolidation Motion is hereby APPROVED.

     9. Other than the agreements described in "Debtors' Second Omnibus Motion For An Order To Assume Various Exeuctory Agreement," dated November 21, 2000, which Motion will be approved and assumed by separate order of this Court and that certain lease or executory contract as contemplated in connection with that stipulated agreement between Mellon U.S. Leasing and the Debtors, in accordance with Bankruptcy Code ss. 365(a), thE assumption and rejection of those executory contracts and unexpired nonresidential real property leases as submitted by the Debtors through motions of this Court prior to the entry of this Order is APPROVED and effective as of the Effective Date of the Plan.

     10. All executory contracts or unexpired nonresidential real property leases assumed by the Debtors during these Chapter 11 Cases or under the Plan remain in full force and affect for the Liquidating Trust's benefit notwithstanding any provision in such contract or lease (including those described in Bankruptcy Code ss. 365(b)(2) and (f)) that prohibits such assignment or transfer or that enables, permits or requires termination of such contract or lease.

     11. Except as provided in the Plan, the Confirmation Order or any written stipulated agreement with the parties identified in paragraphs 3 and 4 of Section A of this Confirmation Order, the rights afforded under the Plan and the treatment of Claims and Equity Interests under the Plan are in exchange for and in complete satisfaction, discharge, and release of, all Claims including any interest accrued on General Unsecured Claims and Investor Claims from the Petition Date and the termination of all Equity Interests. Except as provided in the Plan, the Confirmation Order or any written stipulated agreement with the parties identified in paragraphs 3 and 4 of Section A of this Confirmation Order, confirmation: (a) discharges the Debtors, the Liquidating Trust and the Platform Subsidiaries from all Claims or other debts that arose before the Confirmation Date, and all debts of the kind specified in Sections 502(g), 502(h) or 502(i) of the Bankruptcy Code, whether or not: (i) a proof of claim based on such debt is filed or deemed filed under Section 501 of the Bankruptcy Code; (ii) a Claim based on such debt is Allowed under Section 502 of the Bankruptcy Code; or (iii) the holder of a Claim based on such debt has accepted the Plan; and (b) terminates all Equity Interests and other rights of Equity Interests in the Debtors except as expressly provided in the Plan.

     12. In accordance with Bankruptcy Code ss. 1123(b)(3)(B), the Liquidating Trust is appointed as A representative and agent of the Debtors, Estates and Non-Debtor Affiliates to prosecute, compromise and abandon all causes of action, including, without limitation, the Litigation Claims and Avoidance Actions, in accordance with the Plan, and the Liquidating Trustee is authorized to pursue all such causes of action on behalf of the Trust, subject to the terms and conditions of the Plan.

     13. All causes of action of the Debtors, Estates and Non-Debtor Affiliates, including, without limitation, the Litigation Claims and Avoidance Actions whether or not listed on Exhibit 4 of the Plan, are expressly reserved and retained by the Debtors, the Estates and the Non-Debtor Affiliates for the benefit of the Liquidating Trust and shall on the Effective Date be transferred to the Liquidating Trust.

     14. Other than with respect to Claims that are Allowed in the Plan or in accordance with this Order, the Liquidating Trust retains the right and obligation after the Effective Date to pursue objections to Claims made before the Effective Date, and also retains the right and obligation to object to Claims after the Effective Date.

     15. From and after the Effective Date, the Liquidating Trust may litigate to judgment, propose settlement of, or withdraw objections to, all pending or filed Disputed Claims or Disputed Equity Interests, and the Liquidating Trust may settle or compromise any Disputed Claim, Disputed Equity Interest, or Litigation Claim as provided in the Liquidating Trust Agreement and the Plan.

     16. The Liquidating Trust Agreement, Amended and Restated Articles of Incorporation for Foundation Administrative Services, Inc., Amended and Restated By-Laws of Foundation Administrative Services, Inc., Articles of Organization of New Asset Subsidiary, L.L.C., Operating Agreement of New Asset Subsidiary, L.L.C., any and all agreements as they relate to the FAS Purchase Agreement and Shea Acquisition Agreement as previously approved by the Pleasant Point Sale Order are APPROVED and may be executed and implemented by the Liquidating Trust as of or after the Effective Date. Nothing in this Confirmation Order shall affect any provision of the Pleasant Point Sale Order, including but not limited to, the discharge and injunction provisions of Paragraph 5 of the Pleasant Point Sale Order and the indemnity provisions described in Paragraph 7 of the Pleasant Point Sale Order. If any provision of this Confirmation Order is inconsistent with or conflicts with any provision of the Pleasant Point Sale Order, the terms of the Pleasant Point Sale Order shall control; provided, however, that the Debtors and Shea (as defined in the Pleasant Point Sale Order) shall have the right by mutual agreement to extend the deadline for closing the transactions that are the subject matter of the Pleasant Point Sale Order.

     17. This Court's retention of jurisdiction as set forth in Article 14 of the Plan is APPROVED. Such retention of jurisdiction does not affect the finality of this Confirmation Order, which the Court now expressly directs the Clerk of the Bankruptcy Court to enter immediately.

     18. In accordance with Section 15.1 of the Plan, the Debtors and the Committees are authorized at any time before or on the Effective Date to make non-material changes to any document necessary to implement the Plan, including but not limited to clarifications, typographical edits, grammatical edits, and changes intended to ensure that a document is consistent with the Plan, without further order of this Court and without affecting the effectiveness of this Confirmation Order.

     19. Subject to the provisions of the Plan, the Liquidating Trust Agreement, this Confirmation Order and the Pleasant Point Sale Order, the Assets, the Litigation Claims, the Avoidance Actions and any applicable D&O Policy shall be transferred to the Liquidating Trust and the Platform Subsidiaries, as applicable, on the Effective Date. As of the Effective Date, all such property shall be free and clear of all liens, Claims, and Equity Interests, including without limitation any alleged lien of the holder of any Investor Claim, except as otherwise provided in this Plan. From and after the date of this Confirmation Order, the Liquidating Trust may operate its business and may use, acquire, and dispose of its property free of any restrictions of the Bankruptcy Code, including the employment of and payment to professionals, except as may otherwise be provided in this Confirmation Order and in the Plan.

     20. Except as provided in the Plan, the Confirmation Order or any written stipulated agreement with the parties identified in paragraphs 3 and 4 of Section A of this Confirmation Order, as of the Confirmation Date, all entities that have held, currently hold or may hold a Claim or other debt or liability that is discharged or an Equity Interest, or other right of an equity security holder that is terminated under the Plan are permanently enjoined from taking any of the following actions on account of any such discharged Claims, debts, liabilities, or terminated Equity Interests or rights: (a) commencing or continuing in any manner any action or other proceeding against the Debtors, the Restructuring Committee, the Liquidating Trust, and the Platform Subsidiaries;
(b) enforcing, attaching, collecting or recovering in any manner any judgment, award, decree, or order against the Debtors, the Restructuring Committee, the Liquidating Trust, and the Platform Subsidiaries, or their respective property;
(c) creating, perfecting, or enforcing any lien or encumbrance against the Debtors, the Liquidating Trust, the Platform Subsidiaries, or their respective property; (d) asserting a setoff, right of subrogation or recoupment of any kind against any debt, liability, or obligation due to the Debtors, the Liquidating Trust, the Platform Subsidiaries or their respective property; and (e) commencing or continuing any action, in any manner, in any place, that does not comply with or is inconsistent with the provisions of the Plan or the Bankruptcy Code.

     21. The Confirmation Date referred to in Section 1.28 of the Plan and as used throughout the Plan is the date the Court enters this Order.

     22. All final applications for allowance and disbursement of Professional Fees, as defined in Section 1.104 of the Plan (including fees, costs, charges, expenses, and professional fees and expenses to be paid in accordance with
Section 3.6 of the Plan), through the date of this Confirmation Order (including fees and costs directly associated with the preparation and filing of such final fee applications) must be filed with the Court and served on the Liquidating Trustee, and to the U.S. Trustee no later than 60 days following the date of this Confirmation Order (the "Professional Fee Bar Date" referred to in Section
1.103 of the Plan). From and after the Effective Date, professionals employed by the Liquidating Trust may bill the Liquidating Trust for professional services in the ordinary course of the Liquidating Trust's business. Objections, if any, to any final fee application submitted in accordance with this paragraph must be made in writing, filed with the Court, and served on counsels to the applicant, the Liquidating Trust, and to the U.S. Trustee no later than 4:00 p.m. Eastern Time on the 20th Business Day following service of the applicable final fee application. If any objections are received, the Court will, at the applicant's request, schedule a hearing to consider such final fee application. If no objections are received, the Court may enter an order approving the application without conducting a hearing.

     23. All applications for the payment of administrative expenses under Bankruptcy Code ss. 503(b) (excepT Professional Fees) must be filed with the Court and served on the Liquidating Trustee, and the U.S. Trustee no later than 60 days following the date of this Confirmation Order (the "Administrative Claim Bar Date" referred to in Section 1.2 of the Plan).

     24. In accordance with 28 U.S.C. ss. 1930(a)(6), the Liquidating Trust shall pay all quarterly fees payable tO the Office of the United States Trustee for the single consolidated case involving the Liquidating Trust (after taking into effect the substantive consolidation implemented pursuant to the Plan) until this case is closed under Bankruptcy Code ss. 350, or dismissed or converted under Bankruptcy Code ss. 1112.

     25. All objections to confirmation of the Plan, to the extent not already overruled by the Court or satisfied by the provisions of this Confirmation Order, are OVERRULED.

     26. The provisions of this Confirmation Order are nonseverable and mutually dependent.

     27. It is further ordered, adjudged and decreed that, in order to resolve the Marshall Group's plan confirmation objections, and in order to ensure that creditors shall have continuing access to the Debtors' pre-petition books and records, the Letter Agreement Among Counsel, dated March 22, 2000 (the "Letter Agreement"), and the Court's prior order approving and adopting same, shall in all respects survive confirmation, and shall be and remain fully enforceable. Upon confirmation, all parties bound by the Letter Agreement shall continue to be so bound, including, inter alia, the Debtors, the Liquidating Trustee, all case counsel and special counsel to the Debtors, and all general and special counsel to the Liquidating Trustee;

     28. It is further ordered, adjudged and decreed that the United States District Court for the District of Arizona, including the United States Bankruptcy Court for the District of Arizona as a unit thereof, retain exclusive jurisdiction to interpret and enforce the Letter Agreement, and to enter further orders to facilitate implementation of same;

     29. It is further ordered, adjudged and decreed that the relief requested by Marshall Group's Motion for Order Confirming Interpretation of Letter Agreement Among Counsel, as proposed in Marshall Group's proposed order lodged therewith at page 4, lines 14 through 19, and at page 5, lines 1 through 5, shall be considered as to the Debtors, the Liquidating Trustee, and their various counsel, at the currently-scheduled 4 December 2000 hearing. All parties reserve all rights and arguments on those issues;

     30. It is further ordered, adjudged and decreed that the relief requested by Marshall Group's Motion for Order Confirming Interpretation of Letter Agreement Among Counsel as against putative class counsel shall be considered as to such putative class counsel at the currently-scheduled 4 December 2000 hearing. Neither the Debtors, nor the Liquidating Trustee, nor any attorney representing the Debtors or the Liquidating Trustee, shall oppose any such relief as requested against such putative class counsel;

     31. It is further ordered, adjudged and decreed that unpaid principal and accrued interest as of the Petition Date on account of Investor Claims and Investor Debt Securities are not included in Class 8 (Debt Securities Claims), which Class 8 claims are subordinated pursuant to the Plan and Bankruptcy Code
Section 510; and

     32. It is further ordered, adjudged and decreed that nothing set forth in the Plan or the Confirmation Order, or the confirmation and effectiveness of the Plan, shall impair or otherwise affect the rights of the holder of any Investment Debt Security or Related Investor Claim as against any other Person that is not an "Exculpated Party" (as such term is defined in the Plan).

Dated: December 22, 2000

                                     /s/ George Nielsen
                                     ---------------------------------------
                                     The Honorable George B. Nielsen, Jr.
                                     Chief United States Bankruptcy Judge

SUBMITTED BY:

SQUIRE, SANDERS & DEMPSEY L.L.P.


By: /s/ Craig D. Hansen
    ---------------------------------------
    Craig D. Hansen
    40 North Central Avenue
    Suite 2700
    Phoenix, Arizona  85004-4498
    Attorneys for Baptist Foundation of
    Arizona and certain of its subsidiaries
    and affiliates


ACKNOWLEDGED AND AGREED TO AS
TO FORM AND CONTENT:

BAKER & MCKENZIE

By: /s/ Ali M.M. Mojdehi
    ---------------------------------------
    Ali M. M. Mojdehi
    101 West Broadway
    Twelfth Floor
    San Diego, California  92101-3890
    Attorneys for the Official Collateralized
    Investors' Committee

FENNEMORE CRAIG

By: /s/ Cathy L. Reece
    ---------------------------------------
    Cathy L. Reece
    3003 North Central Avenue
    Suite 2600
    Phoenix, Arizona  85012-2913
    Attorneys for the Official Joint Committee
    of Unsecured Creditors

                                    EXHIBIT A

                                      PLAN

                                    EXHIBIT B

                           LIQUIDATING TRUST AGREEMENT

                                      B-1